Exhibit 99.1

FOR IMMEDIATE RELEASE:	FOR FURTHER INFORMATION CONTACT: Karen Gross, Vice President and Corporate Secretary (303) 573-1660

ROYAL GOLD ANNOUNCES RESERVE ADDITIONS
AT PEÑASQUITO AND CORTEZ ROYALTY PROPERTIES

DENVER, COLORADO.  FEBRUARY 23, 2009:  ROYAL GOLD, INC. (NASDAQ:RGLD; TSX: RGL), a leading precious metals royalty company, is pleased to announce that Goldcorp Inc. (“Goldcorp”) increased its reserve estimate at the Peñasquito project, located in Zacatecas, Mexico, to 17.4 million contained ounces of gold, and 1.0 billion contained ounces of silver.  These new reserve estimates reflect a 34% and 21% increase, in gold and silver reserves, respectively.  Goldcorp also announced that reserves increased 20% for both lead and zinc.  Royal Gold holds a 2.0% net smelter return royalty on all metal production from the Peñasquito project.

In addition, Barrick Gold Corporation (“Barrick”) announced that it has identified 2.4 million ounces of reserves at the Crossroads deposit, located at the Cortez Pipeline Mining Complex (“Cortez”) in Nevada.  Royal Gold’s sliding-scale, gross smelter return royalty (“GSR2”) covers the Crossroads deposit.  At gold prices above $470 per ounce the GSR2 royalty rate is 5.0%.  Barrick has not yet provided guidance on when Crossroads may be developed for production.

 Tony Jensen, Royal Gold’s President and Chief Executive Officer, commented, “This is the second reserve increase at the Peñasquito project since we purchased the royalty in December 2006.  Including this latest addition, gold and silver reserves increased by 74% and 82%, respectively, over this time period.  The definition of reserves at the Crossroads deposit more than doubles the reserves currently applicable to our royalties at Cortez and is particularly gratifying as we have been steadfast believers in the Crossroads project.  These substantial reserve increases are expected to enhance and extend our royalty revenue from these important assets, and also highlight the cost free leverage Royal Gold has to exploration upside.”

In addition to the updated reserve information, Goldcorp stated that the first phase of the sulfide process plant remains on track for mechanical completion by mid-2009 and commercial production at the start of 2010. The bulk of the precious metal reserves and additional mineralization are situated in the sulfide material.  Goldcorp also stated that they are advancing three optimization initiatives which include in-pit crushing and conveying, construction of an independent gas-fired power plant, and metallurgy.  Goldcorp is also drilling a potential high-grade, underground zone.

Royal Gold is currently compiling reserves and additional mineralized material from all of the operators of its royalty properties and expects to provide additional public information in April.

Royal Gold is a precious metals royalty company engaging in the acquisition and management of precious metal royalty interests.  Royal Gold is publicly-traded on the NASDAQ Global Select Market under the symbol “RGLD,” and on the Toronto Stock Exchange under the symbol “RGL.”  The Company’s web page is located at www.royalgold.com.
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Cautionary “Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995:  With the exception of historical matters, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projections or estimates contained herein.  Such forward-looking statements include statements regarding proven and probable reserves, gold prices, the doubling of reserves at the Cortez Pipeline Mining Complex, the Company’s belief in the Crossroads deposit, the cost free leverage Royal Gold has to exploration upside, the enhancement and extension of royalty revenue from Peñasquito and Cortez, and production start-up of the Phase One sulfide plant at Penasquito.  Factors that could cause actual results to differ materially from  forward looking statement include, among others, metal prices, decisions and activities of the operator of the property, unanticipated grade, geological, metallurgical, processing or other problems the operator may encounter, changes in project parameters as plans continue to be refined, economic and market conditions, as well as other factors described elsewhere in this press release and in our Annual Report on Form 10-K, and other filings with the Securities and Exchange Commission.  Most of these factors are beyond Royal Gold’s ability to predict or control. In addition, the acquired royalty interests and the project are subject to risks associated with conducting business in a foreign country, including application of foreign laws to contract and other disputes, foreign environmental laws and enforcement and uncertain political and economic environments.  Royal Gold disclaims any obligation to update any forward-looking statement made herein.  Readers are cautioned not to put undue reliance on forward-looking statements.